Exhibit 10.1

February 1, 2013

Mr. Kevin W. Quinlan
9 Orchard Street
Marblehead, MA 01945

Dear Kevin:

This letter confirms the agreement we have reached (the “Agreement”) regarding your continuing employment with Anika Therapeutics, Inc. (the “Company”).

1.	Transition Assistance Position

From now through March 29, 2013, you will continue to work at the Company’s corporate offices in Bedford, Massachusetts as the Company’s Chief Financial Officer. Effective March 31, 2013, you and the Company agree that your employment will terminate (the “Termination Date”). The period from now through the Termination Date will be the “Transition Assistance Period.”  During the Transition Assistance Period, the Company will continue to pay you your base salary at a rate of $11,112.12 per bi-weekly pay period, less applicable withholdings and deductions.  In addition, the Company paid you a discretionary bonus for 2012 in the amount of $115,566.00, less applicable withholdings on February 1, 2013.  You will not be eligible to receive a bonus for 2013.  On March 29, 2013, the Company will pay to you the balance of any accrued or unused vacation as of that date.  For your part, you will continue during the Transition Assistance Period to perform your duties in a professional and competent manner and you will continue to comply with all applicable Company policies and practices and to comply with all directives that you receive.

2.	Severance Following Termination Date

The Company shall pay you an amount equal to your Base Salary for the current fiscal year (the “Severance Amount”). The Severance Amount will be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months, beginning within 60 days after the Termination Date. Solely for the purpose of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment. Notwithstanding the foregoing, if you breach any of the provisions contained in Section 8 of your Employment Agreement, all payments of the Severance Amount will immediately cease.

Mr. Kevin W. Quinlan
February 1, 2013

3.	Employee Benefits

(a)  Continuation of Medical and Dental Plans.  The Company shall pay the same portion of premiums that it pays for active employees for the same level of group medical and dental coverage as in effect on the Termination Date until the earliest of the following:  (i) March 31, 2014; or (ii) the date you become eligible for group medical care coverage through other employment.  You will be responsible for paying the remaining portion of the premiums for such coverage as if you remained employed.  You authorize the deduction of the portion for which you are responsible from your Severance Amount.  You agree to notify the Company promptly if you become eligible for group medical care coverage through another employer.

(b)  COBRA.  If you are still covered under the Company’s medical and dental plans as of March 31, 2014, your rights and obligations under COBRA will be explained to you at that time in a separate letter to you describing your medical and dental insurance continuation rights under COBRA.  To continue your medical and dental insurance coverage after March 31, 2014, you must elect COBRA continuation coverage. If you elect COBRA continuation coverage and provided that you and your beneficiaries remain eligible for COBRA continuation coverage, you may continue coverage for yourself and any beneficiaries after March 31, 2014 by paying the full applicable rate for the remainder of the COBRA period, to the extent you and they remain eligible.

(c)  Other Employee Benefits.  Your participation under the Company’s Section 401(k) savings plan, life insurance plan, long term disability insurance plan and travel accident insurance plan shall end on March 31, 2013.

(d)  Equity Grants.  For purposes of the Incentive Stock Option Agreements dated July 11, 2005, January 18, 2011, and June 7, 2011; the Stock Appreciation Agreements dated January 26, 2006, December 14, 2006, January 31, 2008, March 2, 2009, January 26, 2010; and the Non-Qualified Agreements dated July 11, 2005, and June 7, 2011 (collectively the “Equity Grants”), respectively, your employment termination date is the Termination Date and you will not vest further in any Equity Grant beyond the Termination Date.  As further consideration for this Agreement, the Company has agreed to extend the time in which you can exercise those vested Equity Grants which are set forth in Exhibit A until December 31, 2013. This period, for purposes of clarification, includes an extension of 6 months coupled with the normal 90 day exercise window in effect after separation.

4.	Return of Property

You confirm that, on March 29, 2013, you will return to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any other documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective).

Mr. Kevin W. Quinlan
February 1, 2013

5.	Employee Confidentiality and Non-Competition Agreement

You confirm that all provisions of Section 8—Confidential Information, Noncompetition and Cooperation as indicated in your October 17, 2008 Employment Agreement (the “Employment Agreement”) and amended December 8, 2010, remain in full force and that you are legally bound to comply with those provisions.

6.	Release of Claims

In consideration for, among other terms, the continued employment and payments and benefits described in Sections 1, 2 and 3(a), you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims:

●	relating to your employment by and termination of employment with the Company;
●	of wrongful discharge;
●	of breach of contract (including, but not limited to the Offer Letter and the Employment Agreement);
●
of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964);

●	under any other federal or state statute (including, without limitation, Claims under the Family Medical Leave Act);
●	of defamation or other torts;
●	of violation of public policy;
●	for wages, bonuses, incentive compensation, stock options, vacation pay or any other compensation or benefits;
●	for compensation or payments upon termination under either Section 5 or 6 of your Employment Agreement; and
●	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your vested rights, if any, under the Company’s Section 401(k) Plan, the 2003 Stock Option and Incentive Plan, or your rights under this Agreement.

Mr. Kevin W. Quinlan
February 1, 2013

You agree that you shall not seek or accept damages of any nature, other equitable or legal remedies for your own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim.  As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned to any third party and you have not filed with any agency or court any Claim released by this Agreement.

7.	Confidentiality

You agree to keep the existence and terms of this Agreement (“Agreement-Related Information”) in the strictest confidence and not reveal, unless legally compelled to do so, any Agreement-Related Information to any persons except your spouse, your attorney and your financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential. Any violation of this provision will be deemed a material breach of this Agreement.  Nothing in this Section shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.

8.	Nondisparagement

You agree not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents.  You further agree not to take any actions or conduct yourself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or any of its affiliates or any of its current or former officers, directors, shareholders, employees or agents.  These nondisparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding.

9.	References

You agree to direct any potential employers seeking reference information about you to contact William J. Mrachek, the Company’s Vice President for Human Resources, or his designee.

10.	Termination or Suspension of Payments

In the event that you fail to comply with any of your obligations under this Agreement or under Section 8 of your Employment Agreement (as modified by this Agreement), in addition to any other legal or equitable remedies it may have for such breach the Company shall have the right to terminate your employment and suspend or terminate its payments to you under this Agreement and to rescind the extension of the time in which you can exercise vested Equity Grants as provided in Section 4(d).  The termination of your employment and the suspension or termination of such payments in the event of such breach by you will not affect your continuing obligations under this Agreement.  Notwithstanding the foregoing, this provision shall not apply to the extent that your breach of this Agreement consists of initiating a legal action in which you contend that the release set forth in Section 6 is invalid, in whole or in part, due to the provisions of 29 U.S.C. § 626(f).

Mr. Kevin W. Quinlan
February 1, 2013

11.	Legal Representation

This Agreement is a legally binding document and your signature will commit you to its terms.  You acknowledge that you have been advised to discuss all aspects of this Agreement with an attorney, that you have carefully read and fully understand all of the provisions of this Agreement and that you are voluntarily entering into this Agreement.

12.	Absence of Reliance

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

13.	Enforcement

(a)           Jurisdiction.  You and the Company hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to your employment with the Company or this Agreement, including without limitation any claim for violation of this Agreement.  With respect to any such court action, you (i) submit to the jurisdiction of such courts, (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

(b)           Relief.  You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your promises set forth in Sections 5, 7, 8, or 10 of this Agreement or Section 8 of your Employment Agreement (as modified by this Agreement) and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations under Sections 5, 7, 8, or 10 of this Agreement or Section 8 of your Employment Agreement (as modified by this Agreement) the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond.  In the event that the Company prevails in any action to enforce Sections 5, 7, 8, or 10 of this Agreement or Section 8 of your Employment Agreement (as modified by this Agreement) then you also shall be liable to the Company for attorney’s fees and costs incurred by the Company in enforcing such provision(s).

Mr. Kevin W. Quinlan
February 1, 2013

14.	Governing Law; Interpretation

This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles.  In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

15.	Entire Agreement

This Agreement constitutes the entire agreement between you and the Company with respect to your termination from employment.  This Agreement supersedes any previous agreements or understandings between you and the Company (including Sections 5 and 6 of your Employment Agreement).  You acknowledge, however, that your Employment Agreement including, without implication of limitation, Sections 8 and 9, remains in force except to the extent modified or superseded by specific provisions of this Agreement.

16.	Time for Consideration; Effective Date

You have the opportunity to consider this Agreement for twenty-one (21) days before signing it.  To accept this Agreement, you must return a signed original of this Agreement so that it is received by the undersigned at or before the expiration of this twenty-one (21) day period.  If you sign this Agreement within fewer than twenty-one (21) days of the date of its delivery to you, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire twenty-one (21) day period.  For the period of seven (7) days from the date when this Agreement becomes fully executed, you have the right to revoke this Agreement by written notice to the undersigned.  For such a revocation to be effective, it must be delivered so that it is received by William Mrachek, the Company’s Vice President for Human Resources, at or before the expiration of the seven (7) day revocation period.  This Agreement shall not become effective or enforceable during the revocation period.  This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

Please indicate your agreement to the terms of this Agreement by signing and returning to William J. Mrachek, the Company’s Vice President for Human Resources the original of this letter within the time period set forth above.

Mr. Kevin W. Quinlan
February 1, 2013

Very truly yours,

ANIKA THERAPEUTICS, INC.

By:	/s/ Charles H. Sherwood	February 1, 2013
	Charles H. Sherwood, Ph.D	Date
Chief Executive Officer

I agree to the terms of this Agreement and to abide by its terms in exchange for the benefits set forth above:

/s/ Kevin W. Quinlan	February 22, 2013
Kevin W. Quinlan	Date

EXHIBIT A

Equity Grants Eligible for Extended Exercise Period
(Vested Balances as of 3/31/2013)

Type	Grant Date	# Awarded	Grant Price	Vesting Schedule	Vested Balance	Unvested Balance
ISO	1/18/11	30,000	6.98	4 Years	15,000	15,000
ISO	6/7/11	20,448	6.99	3 Years	13,632	6,816
NQSO	6/7/11	7,500	6.99	3 Years	5,000	2,500
NQSO	6/7/11	9,552	6.99	3 Years	6,368	3,184
SSAR	1/26/10	25,000	6.36	4 Years	18,750	6,250
SSAR	3/2/09	30,000	3.05	4 Years	30,000	0